Exhibit 99.1

Trinity Capital Inc. Reports Second Quarter 2020 Financial Results

PHOENIX, Aug. 12, 2020 /PRNewswire/ -- Trinity Capital Inc. (“Trinity Capital” or the “Company”), a leading specialty lending company that provides debt, including loans and equipment financing, to growth stage companies backed by technology banks, venture capital and private equity firms, today announced its financial results for the quarter ended June 30, 2020.

Second Quarter 2020 Highlights1

●	Total investment income of $12.8 million
●	Net investment income of $5.7 million, or $0.31 per share
●	Aggregate investment deployments of $54.3 million, including $21.8 million across 3 new portfolio companies and $32.5 million across 7 existing portfolio companies
●	Investment portfolio of $418.8 million at fair value
●	Net asset value (“NAV”) per share increased to $12.61 from $12.44 on March 31, 2020
●	Distribution of $0.27 per share for the second quarter, an increase of $0.05 per share or 23% compared to the prior quarter

Steven Brown, Chairman and Chief Executive Officer of Trinity Capital, commented, “During the second quarter we originated $54.3 million in deployments, net investment income was $0.31 per share comfortably covering our distribution, and NAV per share increased to $12.61. Improved market conditions enhanced our unrealized gains, which were accretive to earnings.”

“The venture capital industry has demonstrated resilience amidst the current environment and fundraising has largely continued through the first half of the year, presenting what we believe are attractive opportunities to well-capitalized companies with diversified portfolios, disciplined sourcing criteria and niche venture lending expertise. While the current environment remains uncertain in light of the coronavirus (“COVID-19”) pandemic, we believe that our strong capital position, specialized approach for evaluating growth stage companies, expansive direct origination networks, rigorous credit and underwriting standards and scalable technology infrastructure positions us to continue growing our presence in the venture lending space.”

During the three months ended June 30, 2020, some of the Company’s portfolio companies were impacted by the COVID-19 pandemic, and the Company continues to assess the impact of the COVID-19 pandemic on its portfolio companies. Though the magnitude of the impact remains to be seen, certain of the Company’s portfolio companies and, by extension, select operating results of the Company may be adversely impacted by the COVID-19 pandemic. For additional information about the COVID-19 pandemic and its potential impact on the Company’s results of operations and financial condition, please refer to the “COVID-19 Developments” section and additional disclosure in its Form 10-Q for the quarter ended June 30, 2020.

Background

Trinity Capital Inc. is an internally managed, closed-end, non-diversified management investment company that has elected to be regulated as a business development company under the Investment Act of 1940 and intends to elect to be treated as a regulated investment company for U.S. federal income tax

1 Comparisons of financial performance for the quarter ended June 30, 2020 to the quarter ended March 31, 2020 must take into account that the financial performance for the quarter ended March 31, 2020 primarily reflects operations from January 16, 2020 through March 31, 2020, as the Company commenced operations as a business development company on January 16, 2020. Prior to January 16, 2020, the Company was primarily involved in organizing its corporate structure. Operating results for any period prior to January 16, 2020 are considered immaterial.

purposes. On January 16, 2020, following the completion of an equity and a debt capital offering, Trinity Capital completed several acquisitions to consolidate select affiliate funds into its current structure. More information on these topics can be found within the Company’s Securities and Exchange filings.

Results of Operations

For the three months ended June 30, 2020, total investment income was $12.8 million, which represents an approximate effective yield of 13.4% on the investments during the period. This compares to total expenses of $7.1 million, resulting in net investment income of approximately $5.7 million, or $0.31 per share.

During the second quarter, the Company realized net losses on investments during the quarter of approximately $968,000 from a loss of $1.3 million from the sale of assets in one portfolio company offset by realized gains of $368,000 primarily from early repayments.

Trinity recorded net unrealized appreciation of $2.2 million during the second quarter, primarily related to the mark-to-market recovery of our private equity investments and debt investments.

The Company generated a net increase in net assets from operations of $6.9 million, a net increase of $0.38 per share.

Net Asset Value

As of June 30, 2020, NAV per share increased to $12.61, compared to $12.44 for the prior period. The increase in NAV per share was primarily driven by the aforementioned results from operations and net change in unrealized depreciation from investments. Total net assets at the end of the second quarter were $228.6 million, compared to $224.6 million at the end of the prior quarter.

Portfolio and Investment Activity

As of June 30, 2020, Trinity Capital’s investment portfolio had an aggregate fair value of approximately $418.8 million and was comprised of approximately $283.9 million in secured loans, $95.8 million in equipment financings, $27.4 million in equity investments, and $11.7 million in warrants in 83 portfolio companies.

During the second quarter, the Company made total investments of $54.3 million, comprised of approximately $21.8 million of investments in 3 new portfolio companies and approximately $32.5 million of investments in 7 existing portfolio companies. Proceeds received from repayments of the Company’s investments totaled approximately $37.7 million, including $17.6 million from early principal repayments, resulting in a net portfolio growth of $16.6 million from investment and repayment activity.

As of the end of the second quarter, loans to three portfolio companies were on non-accrual status with a total fair value of approximately $2.8 million, or 0.7 percent of our investment portfolio. No new loans were placed on non-accrual during the quarter.

The following table shows the distribution of our loan and equipment financing investments on the 1 to 5 investment risk rating scale at fair value as of June 30, 2020 (dollars in thousands):

June 30, 2020
Designation	Risk Rating Score Range	Company Count	Investment at Fair Value	Percentage of Portfolio
Very Strong Performance	4.0 - 5.0	6	$ 63,877	16.8%
Strong Performance	3.0 - 3.9	27	176,131	46.5%
Performing	2.0 - 2.9	22	135,718	35.7%
Watch	1.6 - 1.9	-	—	0.0%
Default/Workout	1.0 - 1.5	3	3,956	1.0%
Total		58	$ 379,682	100.0%

At June 30, 2020, our loan and equipment financing investments had a weighted average risk rating score of 3.2 as compared to 2.9 in the prior quarter.

Liquidity and Capital Resources

At June 30, 2020, the Company had $92.0 million in available liquidity, including $21.8 million in cash and cash equivalents. At the end of the period, the Company had $70.2 million in available borrowing capacity under its credit facility, subject to existing terms and advance rates and regulatory and covenant requirements. As of that same date, the Company had approximately $16.2 million of restricted cash, of which $15.8 million relates to the Company’s credit agreement covenants, and approximately $0.8 million is held in escrow.

Distributions

Trinity Capital’s distribution reinvestment plan provides for the reinvestment of distributions in the form of common stock on behalf of its stockholders unless a stockholder has elected to receive distributions in cash.

On August 10, 2020, the Company’s Board of Directors declared a distribution of $0.27 per share with respect to the quarter ended June 30, 2020, payable on September 4, 2020 to shareholders of record as of August 21, 2020, representing an increase of $0.05 per share, or 23%, compared to the prior quarter.

Conference Call

Trinity Capital will hold a conference call to discuss its second quarter 2020 financial results at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) on Wednesday, August 12, 2020.

To listen to the call, please dial (888) 285-0969, or (706) 758-9224 internationally, and reference Conference ID: 5056429 if asked, approximately 10 minutes prior to the start of the call.

A taped replay will be made available approximately three hours after the conclusion of the call and will remain available for seven days. To access the replay, please dial 855-859-2056 or (404) 537-3406 and enter the passcode 5056429.

About Trinity Capital Inc.

Trinity, an internally managed specialty lending company that has elected to be regulated as a business development under the Investment Company Act of 1940, is a leading provider of debt, including loans and equipment financing, to growth stage companies, including venture-backed companies and companies with institutional equity investors. Trinity’s investment objective is to generate current income and, to a lesser extent, capital appreciation through investments consisting primarily of term loans and equipment financings and, to a lesser extent, working capital loans, equity and equity-related investments. Trinity believes it is one of only a select group of specialty lenders that has the depth of knowledge, experience, and track record in lending to growth stage companies. For more information, please visit https://trincapinvestment.com/.

Forward-Looking Statements

This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties, including the impact of the COVID-19 pandemic on the economy, financial markets, our business, our portfolio companies and our industry. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission (“SEC”). The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release. More information on risks and other potential factors that could affect the Company’s financial results, including important factors that could cause actual results to differ materially from plans, estimates or expectations included herein or on the webcast/conference call, is included in the Company’s filings with the SEC, including in the “Risk

Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s most recently filed quarterly report on Form 10-Q and subsequent SEC filings.

Contact

Vibhor Garg
Director, Marketing
Trinity Capital, Inc.
ir@trincapinvestment.com

Trinity Capital, Inc.
Consolidated Statements of Assets and Liabilities
(dollars in thousands, except share and per share data)

	June 30, 2020	December 31, 2019
	(unaudited)
ASSETS
Investments, at fair value:
Control investments (cost of $57,671 and $0, respectively)	$49,437	$-
Affiliate investments (cost of $25,958 and $0, respectively)	23,822	-
Non-control / Non-affiliate investments (cost of $357,330 and $0, respectively)	345,585	-
Total investments (cost of $440,959 and $0, respectively)	418,844	-
Cash and cash equivalents	21,849	-
Restricted cash	16,552	-
Interest receivable	3,186	-
Deferred financing costs	-	3,525
Deferred offering costs	-	2,677
Prepaid expenses	253	-
Other assets	657	-
Total assets	$461,341	$6,202

LIABILITIES
Credit facility, net of $2,833 and $0, respectively, of unamortized deferred financing cost	$102,167	$-
Notes payable, net of $5,032, and $0, respectively, of unamortized deferred financing cost	119,968	-
Accounts payable and accrued expenses	4,010	5,668
Due to related party	-	1,058
Other liabilities	6,550	-
Total liabilities	232,695	6,726

Commitments and contingencies

NET ASSETS
Common stock, $0.001 par value per share (200,000,000 authorized, 18,137,600 and 10 shares issued and outstanding as of June 30, 2020 and December 31, 2019, respectively)	18	-
Paid-in capital in excess of par	261,292	-
Distributable earnings (accumulated loss)	(32,664)	(524)
Total net assets	228,646	(524)
Total liabilities and total net assets	$461,341	$6,202
NET ASSET VALUE PER SHARE	$12.61	$(52,418.20)

Trinity Capital, Inc.
Consolidated Statement of Operations
(dollars in thousands except share and per share data)

	For the Three months ended June 30, 2020	For the Six months ended June 30, 2020
INVESTMENT INCOME:
Interest Income:
Control Investments	$832	$1,627
Affiliate Investments	604	733
Non-Control / Non-Affiliate investments	11,377	21,313
Total investment income	12,813	23,673

EXPENSES
Interest expense and other debt financing costs	4,320	8,589
Compensation and benefits	1,681	3,059
General and administrative	1,124	2,028
Total expenses	7,125	13,676

NET INVESTMENT INCOME	5,688	9,997

NET REALIZED GAIN/(LOSS) FROM INVESTMENTS:
Control Investments	-	-
Affiliate Investments	-	-
Non-Control / Non-Affiliate Investments	(968)	(465)
Net realized gain	(968)	(465)

NET CHANGE IN UNREALIZED APPRECIATION / (DEPRECIATION) FROM INVESTMENTS:
Control investments	1,049	(8,234)
Affiliate investments	(969)	(2,136)
Non-Control / Non-Affiliate investments	2,082	(11,745)
Net change in unrealized appreciation/(depreciation) from investments	2,162	(22,115)

NET DECREASE IN NET ASSETS RESULTING FROM OPERATIONS BEFORE FORMATION COSTS	6,882	(12,583)
Costs related to the acquisition of Trinity Capital Holdings, LLC. and Legacy Funds	-	(15,586)
NET DECREASE IN NET ASSETS RESULTING FROM OPERATIONS	$6,882	$(28,169)

NET INVESTMENT INCOME PER SHARE – BASIC AND DILUTED	$0.31	$0.56

NET DECREASE IN NET ASSETS RESULTING FROM OPERATIONS PER SHARE – BASIC AND DILUTED	$0.38	$(1.57)

WEIGHTED AVERAGE SHARES OUTSTANDING – BASIC AND DILUTED	18,074,929	17,959,728